H11000217801

ARTICLES OF CORRECTION

for

Saga Energy, Inc.
(Name of Corporation as currently filed with the Florida Dept. of State)

P99000042965
(Document Number (if known))

FILED
2011 SEP -2 PM 2:34
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the file date of the document being corrected.

These articles of correction correct Articles of Amendment to Articles of Incorporation.
(Document Type Being Corrected)

filed with the Department of State on August 22, 2011.
(File Date of Document)

Specify the inaccuracy, incorrect statement, or defect:

On page 3, the effective date of the Articles of Amendment to Articles of Incorporation was inadvertently omitted.

Correct the inaccuracy, incorrect statement, or defect:

The effective date of the Articles of Amendment to Articles of Incorporation should be corrected to state September 14, 2011.

(Signature of a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of the receiver, trustee, or other court appointed fiduciary, by that fiduciary.)

Aamna Virk
(Typed or printed name of person signing)

Secretary
(Title of person signing)

Filing Fee: $35.00

H11000217801